EXHIBIT 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)

 Selected quarterly information for the years ended December 31, 2012 and 2011 is as follows (in thousands, except per share or per Common Unit amounts):

	Quarter Ended
2012	December 31	September 30	June 30	March 31

Rental and related revenue	$220,988	$207,942	$203,930	$201,509
General contractor and service fee revenue	$48,564	$93,932	$63,607	$68,968

General Partner
Net loss attributable to common shareholders	$(33,043)	$(28,230)	$(28,482)	$(36,390)
Basic loss per common share	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Diluted loss per common share	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Weighted average common shares	276,081	270,289	266,748	258,365
Weighted average common shares and potential dilutive securities	276,081	270,289	266,748	258,365

Partnership
Net loss attributable to common unitholders	$(33,580)	$(28,689)	$(28,948)	$(37,201)
Basic loss per Common Unit	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Diluted loss per Common Unit	$(0.12)	$(0.11)	$(0.11)	$(0.14)
Weighted average Common Units	280,574	274,800	271,317	264,114
Weighted average Common Units and potential dilutive securities	280,574	274,800	271,317	264,114

2011	December 31	September 30	June 30	March 31

Rental and related revenue	$190,891	$183,689	$178,977	$189,326
General contractor and service fee revenue	$112,178	$127,708	$135,363	$146,547

General Partner
Net income (loss) attributable to common shareholders	$44,965	$(32,076)	$(29,042)	$47,569
Basic income (loss) per common share	$0.17	$(0.13)	$(0.12)	$0.19
Diluted income (loss) per common share	$0.17	$(0.13)	$(0.12)	$0.19
Weighted average common shares	252,922	252,802	252,640	252,406
Weighted average common shares and potential dilutive securities	259,872	252,802	252,640	258,837

Partnership
Net income (loss) attributable to common unitholders	$46,193	$(32,944)	$(29,748)	$48,774
Basic income (loss) per Common Unit	$0.17	$(0.13)	$(0.12)	$0.19
Diluted income (loss) per Common Unit	$0.17	$(0.13)	$(0.12)	$0.19
Weighted average Common Units	259,872	259,866	259,849	258,790
Weighted average Common Units and potential dilutive securities	259,872	259,866	259,849	258,837